May 13, 2003

VALENCE LAUNCHES THE N-CHARGE POWER SYSTEM IN EUROPE; SIGNS EUROPEAN PARTNERS TO DISTRIBUTE 10-HOUR NOTEBOOK BATTERY

AUSTIN, Texas, May 13, 2003 (BUSINESS WIRE) -- Valence Technology Inc. (VLNC), a leader in the development and commercialization of Saphion(tm) technology and Lithium-ion polymer rechargeable batteries, today announced that it has introduced its N-Charge(tm) Power System in Europe.

The N-Charge system currently is available through distribution partners in England, France, Italy, Switzerland and Denmark.

"We are continuing to expand our distribution network for the N-Charge system, and launching the product in Europe was the logical next step," stated Stephan Godevais, chairman and CEO of Valence. "The need for this type of mobile power solution is as great in Europe as it is in the US. By working with distribution partners in several European countries, we ensure that the N-Charge is easily accessible and that our customers are provided the best service possible."

The N-Charge Power System is an easy-to-use, portable energy solution that provides power for a wide variety of mobile electronic devices, including notebook computers, mobile telephones and PDAs. Featuring Valence's Saphion(tm) Lithium-ion technology, the N-Charge system offers up to 10 hours of continuous notebook use in a thin, lightweight design and eliminates the need to carry multiple adaptors and additional batteries.

The N-Charge Power System is currently available through several European distributors, including eSys Distribution UK Ltd. in England, GP Associes in France, Shine S.P.A. in Italy, Upgrade Solutions Ltd. in Switzerland and Daimler Scandinavia Aps in Denmark/Nordics.

About Valence Technology Inc.

Valence is a leader in the development and commercialization of Saphion(tm) technology and Lithium-ion polymer rechargeable batteries. Valence has more than 722 issued and pending patents worldwide, including 254 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nev. and Mallusk, Northern Ireland. Valence is traded on the Nasdaq SmallCap Market under the symbol VLNC and can be found on the Internet at WWW.VALENCE.COM.

Forward-Looking Statement

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.

SOURCE: Valence Technology Inc.


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Valence Technology Inc., Austin
Investor Contact:
Kevin Mischnick, 512/527-2900
kevin.mischnick@valence.com

or

Media Contact:
Blanc and Otus Public Relations
Sue Ellen M. Schaming, 415/856-5129
SSCHAMING@BLANCANDOTUS.COM



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